Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
By and Between
SCBT FINANCIAL CORPORATION
and
TSB FINANCIAL CORPORATION
August 29, 2007

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LIST OF EXHIBITS

Exhibit	Description
A	Form of Support Agreement

B	Form of Affiliate’s Agreement

C	Form of Claims Letter

D	Form of Director Agreement

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AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 29, 2007 is by and between SCBT Financial Corporation, a South Carolina corporation (“Buyer”), and TSB Financial Corporation, a North Carolina corporation (“Seller”).
Preamble
     This Agreement provides for the merger of Seller with and into Buyer (the “Merger”). At the effective time of the Merger, the outstanding shares of the capital stock of Seller shall be converted into the right to receive shares of the common stock of Buyer and/or cash (as provided herein and subject to the terms and conditions set forth herein). This Agreement has been approved and adopted by the respective boards of directors of Seller and Buyer. The transaction described in this Agreement is subject to the approvals of the shareholders of Seller and regulatory agencies and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
     Certain terms used in this Agreement are defined in Section 10.1 of this Agreement.
     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER
1.1 Merger.
     Subject to the terms and conditions of this Agreement, at the Effective Time, Seller shall be merged with and into Buyer pursuant to Section 33-11-107 of the SCBCA and Section 55-11-07 of the NCBCA, and Buyer shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of South Carolina.
1.2 Time and Place of Closing.
     The closing of the transactions contemplated hereby (the “Closing”) will take place at 11:00 A.M. Eastern Time on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 11:00 A.M. Eastern Time), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at the offices of the McNair Law Firm, P.A., 1301 Gervais Street, Columbia, South Carolina or such other location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.
1.3 Effective Time.
     The Merger and other transactions contemplated by this Agreement shall become effective on the date and time that articles of merger reflecting the Merger shall be filed and become effective with the South Carolina Secretary of State and the North Carolina Secretary of State (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within five business days of the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of Seller approve this Agreement.
1.4 Restructure of Transaction.
     At any time prior to the mailing of the Proxy Statement/Prospectus to the Seller’s shareholders, Buyer shall have the right, with the prior written consent of Seller, which consent shall not be unreasonably withheld, to revise the structure of the Merger contemplated by this Agreement by merging Seller with and into a wholly-owned subsidiary of Buyer; provided, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of the consideration which the holders of shares of Seller Common Stock or Seller Options are entitled to receive under this Agreement, including the right of Seller’s shareholders to elect the type of consideration subject to the limit set forth herein, (ii) shall unreasonably impede or delay consummation of the Merger, or (iii) shall impose any less favorable terms or conditions on Seller. Buyer may effect such revision by giving written notice to Seller in the manner provided in Section 10.8, which notice shall be in the form of an amendment to this Agreement or in the form of a proposed amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger, and which shall be accompanied by such other exhibits hereto as are reasonably necessary or appropriate to effect such change, and, provided that the conditions set forth in the preceding sentence are satisfied, Seller shall take such actions as are reasonably necessary to effect such amendment or enter into such Amended and Restated Agreement and Plan of Merger, as applicable.
ARTICLE 2
TERMS OF MERGER
2.1 Articles of Incorporation.
     The Articles of Incorporation of Buyer in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise duly amended or repealed.
2.2 Bylaws.
     The Bylaws of Buyer in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise duly amended or repealed.
2.3 Directors and Officers.
     The directors of Buyer in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. The officers of Buyer in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

ARTICLE 3
MANNER OF CONVERTING SHARES
3.1 Effect on Seller Common Stock.
          (a) At the Effective Time, in each case subject to Section 3.1(d), by virtue of the Merger and without any action on the part of the Parties, each share of Seller Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Seller Common Stock held by either Party or any Subsidiary of either Party (in each case other than shares of Seller Common Stock held on behalf of third parties or held by any Buyer Entity or Seller Entity as a result of debts previously contracted) or shares of the Seller Common Stock that are owned by shareholders properly exercising their dissenters’ rights pursuant to Article 13 of the NCBCA (the “Dissenter Shares”) shall be converted into the right to receive either (i) $35.00 in cash (the “Cash Consideration”) or (ii) 0.993 of a share of Buyer Common Stock (the “Stock Consideration,” and separately or together with the Cash Consideration, the “Per-Share Consideration”), subject to any applicable withholding for Taxes. Each shareholder of Seller will be entitled to elect the Stock Consideration or the Cash Consideration for each of his or her shares of Seller Common Stock, subject to an overall limitation that the aggregate Stock Consideration shall equal 939,372 shares of Buyer Common Stock. The total merger consideration into which the outstanding shares of Seller Common Stock are convertible in the Merger is referred to in this Agreement as the “Merger Consideration.”
          (b) At the Effective Time, all shares of Seller Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (the “Certificates”) shall thereafter represent with respect to each share of Seller Common Stock formerly represented thereby only the right to receive the Per-Share Consideration, or to the extent the Certificates evidence Dissenter Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 3.9.
          (c) If, prior to the Effective Time, the outstanding shares of Seller Common Stock, Seller Options or Buyer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per-Share Consideration.
          (d) Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Seller Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefore, and shall cease to exist (the “Excluded Shares”).
3.2 Election Procedures.
          (a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon the later to occur of the proper delivery of such Certificates to a bank or trust company designated by Buyer and reasonably satisfactory to Seller (the “Exchange Agent”) and the Effective Time) in such form as Seller and Buyer shall mutually agree (the “Election Form”), shall be mailed on a date (the “Mailing Date”) no more than 40 and no fewer than 20 business days prior to the anticipated Election Deadline to each holder of record of Seller Common Stock. Each Election Form shall permit the holder of record of Seller Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Cash Consideration for all or a specified portion of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all or a specified portion of such holder’s shares (a “Stock Election”), or (iii) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration (a “Nonelection”); provided, that, notwithstanding any other provision of this Agreement, the aggregate Stock Consideration shall equal 939,372 shares of Buyer Common Stock (the “Stock Conversion Number”). A record holder acting in different capacities or acting on behalf of other persons in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each Person for which it so acts. Shares of Seller Common Stock as to which a Cash Election has been made are referred to herein as “Cash Election Shares.” Shares of Seller Common Stock as to which a Stock Election has been made are referred to herein as “Stock Election Shares.” Shares of Seller Common Stock as to which no election has been made (or as to which an Election Form is not properly completed and returned in a timely fashion) are referred to herein as “Nonelection Shares.” The aggregate number of shares of Seller Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”
          (b) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City local time, on a date no later than the fifth business day after the Closing Date (which date shall be publicly announced by Buyer as early as practicable prior to such date) (the “Election Deadline”), accompanied by the Certificates as to which such Election Form is being made, by customary affidavits and indemnification regarding the loss or destruction of such Certificates or by an appropriate guarantee of delivery of such Certificates, as set forth in the Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States (provided, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery; failure to deliver shares of Seller Common Stock covered by such guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made election, unless otherwise determined by Buyer, in its sole discretion). For shares of Seller Common Stock held in book-entry form, Buyer shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to Seller. If a holder of Seller Common Stock either (i) does not submit a properly completed Election Form in a timely fashion with respect to any of such holder’s shares of Seller Common Stock or (ii) revokes the holder’s Election Form with respect to any of such holder’s shares of Seller Common Stock prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline with respect to such shares), such shares of Seller Common Stock held by such holder shall be designated Nonelection Shares. In addition, all Election Forms shall automatically be revoked, and all Certificates promptly returned by the Exchange Agent, if the Exchange Agent is notified in writing by Buyer and Seller that this Agreement has been terminated. Subject to the terms of this Agreement and of the

Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.
          (c) The allocation among the holders of shares of Seller Common Stock of rights to receive the Cash Consideration and the Stock Consideration will be made as follows:
     (i) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Nonelection Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration;
     (ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Nonelection Shares and the Cash Election Shares shall be treated in the following manner:
     (A) if the Shortfall Number is less than or equal to the number of Nonelection Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Nonelection Shares shall receive the Stock Consideration in respect of that number of Nonelection Shares held by such holder equal to the product obtained by multiplying (x) the number of Nonelection Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Nonelection Shares, with the remaining number of such holder’s Nonelection Shares being converted into the right to receive the Cash Consideration; or
     (B) if the Shortfall Number exceeds the number of Nonelection Shares, then all Nonelection Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Nonelection Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.
3.3 Closing Payment. At or prior to the Effective Time, Buyer shall deposit with the Exchange Agent, for the benefit of the holders of Seller Common Stock, the Merger Consideration in accordance with the provisions of this Agreement. The Exchange Agent shall deliver the Merger Consideration in accordance with the procedures set forth in Section 3.4 below.

3.4 Exchange Procedures.
          (a) As soon as reasonably practicable after the Election Deadline and in no event later than five business days after the Election Deadline, Buyer shall cause the Exchange Agent to mail to the former shareholders of Seller, who have not previously surrendered such Certificate or Certificates of Seller Common Stock, appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates or other instruments theretofore representing shares of Seller Common Stock shall pass, only upon proper delivery of such certificates or other instruments to the Exchange Agent). The Certificate or Certificates of Seller Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. In the event of a transfer of ownership of shares of Seller Common Stock represented by Certificates that is not registered in the transfer records of Seller, the portion of the Merger Consideration payable for such shares as provided in Sections 3.1 and 3.2 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, properly endorsed or otherwise in proper form for transfer, and accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid. In the event any certificate representing Seller Common Stock certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed and the posting by such person of a bond in such amount as Buyer may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen, or destroyed certificate the Per-Share Consideration as provided for in Sections 3.1 and 3.2. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Buyer shall pay all charges and expenses, including those of the Exchange Agent in connection with the distribution of the Per-Share Consideration as provided in Sections 3.1 and 3.2.
          (b) After the Effective Time, each holder of shares of Seller Common Stock (other than Excluded Shares and Dissenter Shares) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided for in Sections 3.1 and 3.2, without interest, pursuant to this Section 3.4. Any shares of Seller Common Stock delivered to the Exchange Agent pursuant to the procedure set forth in Section 3.2(b) and not withdrawn prior to the Effective Time shall be deemed to be surrendered to the Exchange Agent immediately after the Effective Time. Neither Buyer nor the Exchange Agent shall be obligated to deliver the consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 3.4. Any other provision of this Agreement notwithstanding, neither any Buyer Entity, nor any Seller Entity, nor the Exchange Agent shall be liable to any holder of Seller Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.
          (c) Each of Buyer and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock and Seller Options such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Taxing Authority or Governmental Authority. To the extent that any amounts are so withheld by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock, as applicable in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be.
3.5 Effect on Buyer Common Stock.
          At and immediately after the Effective Time, each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.
3.6 Seller Options.
          (a) At the Effective Time, all rights with respect to Seller Common Stock pursuant to stock options or warrants granted by Seller (the “Seller Options”) which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights to receive, with respect to each share of Seller Common Stock purchasable thereunder, an amount in cash (the “Option Spread”) equal to (i) $35.00, minus (ii) the exercise price per share of Seller Common Stock applicable to such Seller Option.
          (b) Seller’s board of directors or its compensation committee shall make any adjustments and amendments to or make such determinations with respect to the Seller Options necessary to effect the foregoing provisions of this Section 3.6.
          (c) At or promptly after the Effective Time, the Surviving Corporation shall pay to each holder of Seller Options the Option Spread for each share of Seller Common Stock purchasable thereunder immediately prior to the Effective Time, whether or not such Seller Options were then exercisable, less applicable withholding for Taxes.
3.7 Rights of Former Seller Shareholders.
     At the Effective Time, the stock transfer books of Seller shall be closed as to holders of Seller Common Stock and no transfer of Seller Common Stock by any holder of such shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.3, each Certificate theretofore representing shares of Seller Common Stock (other than certificates representing Excluded Shares and Dissenter Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Per-Share Consideration, without interest, as provided in Article 3.
3.8 Fractional Shares.
     Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of

Buyer Common Stock multiplied by the average of the closing sale prices of Buyer Common Stock as reported on the NASDAQ Global Select Market during the 20 consecutive full trading days ending at the closing of trading on the Closing Date; provided, however, that in the event Buyer Common Stock does not trade on any one or more of the trading days during the 20 consecutive full trading days ending at the closing of trading on the Closing Date, any such date shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales prices and number of days on which Buyer Common Stock actually traded during the 20 consecutive full trading days ending at the closing of trading on the Closing Date. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.
3.9 Dissenting Shareholders.
     Any holder of shares of Seller Common Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Article 13 of the NCBCA shall be entitled to receive from the Surviving Corporation, in lieu of the Per-Share Consideration, the value of such shares as to which dissenters rights have been perfected in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such Law. In the event that after the Effective Time a dissenting shareholder of Seller fails to perfect, or effectively withdraws or loses, such holder’s right to payment pursuant to Article 13 of the NCBCA for such holder’s Dissenter Shares, the Surviving Corporation shall deliver the Cash Consideration (without interest) to which such holder of shares of Seller Common Stock would have been entitled under this Article 3, as if such holder had elected Cash Consideration for each such share and without regard to the allocation pursuant to Section 3.2(b), promptly upon the later of such failure to perfect or withdrawal or loss of such holder’s right to payment pursuant to Article 13 of the NCBCA for such Dissenter Shares and the surrender by such holder of the Certificates evidencing such shares.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer, except as set forth on the Seller Disclosure Memorandum, as follows:
4.1 Organization, Standing, and Power.
     Each of Seller and the Bank is a corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina, and Seller is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the “BHCA”). Each of Seller and the Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of Seller and the Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. The minute book and other organizational documents for each of Seller and the Bank have been made available to Buyer for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the respective board of directors (including any committees of the board of directors) and shareholders thereof. The Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by Bank are insured by the FDIC’s Deposit Insurance Fund to the extent permitted by Law.

4.2 Authority of Seller; No Breach By Agreement.
          (a) Seller has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of the Merger, as required by Sections 8.1(b) and 8.1(c) and by Seller’s shareholders in accordance with this Agreement and the NCBCA, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Seller, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of Seller Common Stock, which is the only shareholder vote of Seller required for approval of this Agreement and consummation of the Merger. Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and by such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and applicable equitable principles (whether considered in a proceeding in law or in equity).
          (b) Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Seller’s articles of incorporation or bylaws or the articles of incorporation or bylaws of the Bank or any resolution adopted by the board of directors or the shareholders of any Seller Entity, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Seller Entity under, any Contract or Permit of any Seller Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Seller Entity or any of their respective material Assets, except, with respect to clauses (ii) and (iii), where such Defaults, failure to obtain Consents or Liens would not, individually or in the aggregate, have a Seller Material Adverse Effect.
          (c) Other than in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by Seller of the Merger and the other transactions contemplated in this Agreement.
4.3 Capital Stock.
          (a) The authorized capital stock of Seller consists of 20,000,000 shares of Seller Common Stock, of which 1,113,037 shares are issued and outstanding, as of the date of this Agreement, and, assuming that all of the Seller Options outstanding on the date of this

Agreement are exercised prior to the Effective Time, not more than an additional 163,738 shares, with a per-share weighted average exercise price of $13.43, would be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of Seller are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Seller has been issued in violation of any preemptive rights of the current or past shareholders of Seller.
          (b) Other than with respect to the Seller Options outstanding on the date of this Agreement, there are no shares of capital stock or other equity securities of Seller reserved for issuance. Other than the Seller Options outstanding on the date of this Agreement, there are no outstanding Rights issued by Seller or any Seller Entity relating to the capital stock of Seller.
4.4 Seller Subsidiaries.
     Seller has no Subsidiaries except the Bank and the Trust, and Seller owns all of the equity interests in the Bank and all of the common equity interests of the Trust. No capital stock (or other equity interest) of the Bank is or may become required to be issued (other than to another Seller Entity that is directly or indirectly wholly owned by Seller) by reason of any Rights, and there are no Contracts by which the Bank is bound to issue (other than to another Seller Entity that is directly or indirectly wholly owned by Seller) additional shares of its capital stock (or other equity interests) or Rights or by which any Seller Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of the Bank (other than to another Seller Entity that is directly or indirectly wholly owned by Seller). There are no Contracts relating to the rights of any Seller Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of the Bank. All of the shares of capital stock (or other equity interests) of the Bank are fully paid and nonassessable (except pursuant to Section 53-42 of the North Carolina General Statutes) and are owned directly or indirectly by Seller free and clear of any Lien. The Bank has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. The Bank is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.
4.5 Exchange Act Filings; Securities Offerings; Financial Statements.
          (a) Seller has timely filed and made available to Buyer all Exchange Act Documents required to be filed by Seller since July 1, 2004 (the “Seller Exchange Act Reports”). The Seller Exchange Act Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seller Exchange Act Reports or necessary in order to make the statements in such Seller Exchange Act Reports, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by Seller (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading. Seller has delivered or made available to Buyer all comment letters received by Seller from the staff of the SEC and all responses to such comment letters by or on behalf of Seller with respect to all filings under the Securities Laws. Seller’s principal executive officer and principal financial officer (and Seller’s former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to the Seller Exchange Act Reports to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes—Oxley Act. Such certifications are included as exhibits to the applicable Seller Exchange Act Reports and have not been modified or withdrawn; and neither Seller nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications.
          (b) Each of the Seller Financial Statements (including, in each case, any related notes) that are contained in the Seller Exchange Act Reports, including any Seller Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the Exchange Act, was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), fairly presented in all material respects the consolidated financial position of Seller and its subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.
          (c) Seller’s independent public accountants, which have expressed their opinion with respect to audited, annual Seller Financial Statements included in the Seller Exchange Act Reports (including the related notes), to Seller’s Knowledge, are and have been throughout the periods covered by such Seller Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) “independent” with respect to Seller within the meaning of Regulation S-X of the SEC, and (z) with respect to Seller, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.
          (d) Seller maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information relating to Seller and its Subsidiaries is made known on a timely basis to Seller’s principal executive officer and Seller’s principal financial officer.
4.6 Absence of Undisclosed Liabilities.
     As of the date of this Agreement, no Seller Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheet of Seller as of June 30, 2007, included in the Seller Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred after June 30, 2007 in the ordinary course of business consistent with past practices, or (iii) incurred after June 30, 2007 in connection with the transactions contemplated by this Agreement. Section 4.6 of the Seller Disclosure Memorandum lists, and Seller has delivered to Buyer copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K of the Exchange Act) effected by Seller or its Subsidiaries other than letters of credit and unfunded loan commitments or credit lines. Except as reflected on Seller’s balance sheet at June 30, 2007, no Seller Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $50,000 or any amounts, whether or not in excess of $50,000 that, in the aggregate, exceed $100,000.
4.7 Absence of Certain Changes or Events.
     Except as disclosed in the Seller Financial Statements delivered prior to the date of this Agreement and except as may be affected by acts or events after the date hereof permitted under this Agreement, since December 31, 2006, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, and (ii) the Seller Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.
4.8 Tax Matters.
          (a) All Seller Entities have timely filed with the appropriate Taxing Authorities, all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed for periods ending on or before December 31, 2006, and such Tax Returns are correct and complete in all material respects. None of the Seller Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of Seller Entities (whether or not shown on any Tax Returns) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Seller Entities. No claim has ever been made by an authority in a jurisdiction where any Seller Entity does not file a Tax Return that such Seller Entity may be subject to Taxes by that jurisdiction.
          (b) None of the Seller Entities has received any notice of any material assessment or proposed assessment in connection with any Taxes, and there are no pending, or, to Seller’s Knowledge, threatened disputes, claims, audits, or examinations regarding any Taxes of any Seller Entity or the assets of any Seller Entity. Seller does not expect any Taxing Authority to assess any additional material Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of Seller which could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. None of the Seller Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.
          (c) Each Seller Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including

Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.
          (d) Adequate provision for any Taxes due or to become due for any of the Seller Entities for the period or periods through and including the date of the Seller Financial Statements has been made in accordance with GAAP and is reflected on the Seller Financial Statements.
          (e) None of the Seller Entities is a party to any Tax allocation or sharing agreement and none of the Seller Entities has been a member of an affiliated group filing a consolidated federal income Tax Return other than such an agreement among, or such a Tax Return consisting of, the group of which Seller is the common parent or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.
          (f) During the five-year period ending on the date hereof, none of the Seller Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.
          (g) None of the Seller Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code, or which would be subject to withholding under Section 4999 of the Code. None of the Seller Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. Any net operating losses of the Seller Entities are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.
          (h) Each of the Seller Entities is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.
          (i) No Seller Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.
          (j) No property owned by any Seller Entity is (i) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, or (ii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.
          (k) No Seller Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

          (l) Seller has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
          (m) No Seller Entity has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.
          (n) Seller has made available to Buyer complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Seller Entities relating to the taxable periods ended December 31, 2004 and 2005 and (ii) any audit report issued within such period relating to any Taxes due from or with respect to the Seller Entities.
          (o) No Seller Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any Seller Entities, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Seller Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.
          (p) No Seller Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.
     For purposes of this Section 4.8, any reference to Seller or any Seller Entity shall be deemed to include any Person which merged with or was liquidated into or otherwise combined with Seller or a Seller Entity.
4.9 Allowance for Loan Losses; Loan and Investment Portfolio, etc.
          (a) Seller’s allowance for loan, lease, securities, or credit losses (the “Allowance”) shown on the balance sheets of Seller included in the most recent Seller Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of Seller included in the Seller Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan, lease and securities portfolios (including accrued interest receivables, letters of credit, and commitments to make loans or extend credit), by the Seller Entities as of the dates thereof. The Seller Financial Statements fairly present in all material respects the values of all loans, leases, securities, tangible and intangible assets and liabilities, and any impairments thereof on the bases set forth therein.
          (b) As of the date hereof, all loans, discounts and leases (in which any Seller Entity is lessor) reflected on Seller’s Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and are the legal and binding obligations of the obligors thereof, (b) evidenced by genuine notes, agreements, or other evidences of indebtedness and (c) to the extent secured, have been secured, to the Knowledge of Seller, by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of July 31, 2007 and on a monthly basis thereafter, and of the investment portfolios of each Seller Entity as of such date, have been and will be made available to Buyer concurrently with the Seller Disclosure Memorandum.
4.10 Assets.
          (a) To Seller’s Knowledge, except as disclosed or reserved against in the Seller Financial Statements delivered prior to the date of this Agreement, the Seller Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets that they own, other than such defects or Liens that are not reasonably likely to have a Seller Material Adverse Effect. In addition, to Seller’s Knowledge, all tangible properties used in the businesses of the Seller Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Seller’s past practices, except as would not reasonably be likely to have a Seller Material Adverse Effect.
          (b) All Assets which are material to Seller’s business, held under leases or subleases by any of the Seller Entities, are held under valid Contracts enforceable in accordance with their respective terms, except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and applicable equitable principles (whether considered in a proceeding in law or in equity), and each such Contract is in full force and effect.
          (c) The Seller Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, in amounts, scope, and coverage reasonably necessary for their operations. Since January 1, 2004, none of the Seller Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any Seller Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any Seller Entity will not be covered by such insurance or bond. There are presently no claims for amounts exceeding $25,000 individually or in the aggregate pending under such policies of insurance or bonds, and no notices of claims in excess of such amounts have been given by any Seller Entity under such policies. Seller has no pending claims, and, no claims are contemplated to be made by Seller, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.
          (d) The Assets of the Seller Entities include all Assets required by Seller Entities to operate in all material respects the business of the Seller Entities as presently conducted.
4.11 Intellectual Property.
     Each Seller Entity owns or has a license to use the Intellectual Property used by such Seller Entity in the course of its business, including sufficient rights in each copy possessed by each Seller Entity, except as would not reasonably be likely to have a Seller Material Adverse Effect. To Seller’s Knowledge, no Seller Entity is in Default in any material respect under any of its Intellectual Property licenses. To Seller’s Knowledge, no proceedings have been instituted, or are pending or to the Knowledge of Seller threatened, which challenge the rights of any Seller Entity with respect to Intellectual Property used or licensed by such Seller Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To Seller’s Knowledge, the conduct of the business of the Seller Entities does not infringe any Intellectual Property of any other person, except as would not reasonably be likely to have a Seller Material Adverse Effect.
4.12 Environmental Matters.
          (a) Seller has delivered, or caused to be delivered or made available to Buyer, true and complete copies of, all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot or other improvement, and other environmental reports and studies in the possession of any Seller Entity relating to its Participation Facilities. To Seller’s Knowledge, there are no material violations of Environmental Laws on properties that secure loans made by Seller or Bank.
          (b) To Seller’s Knowledge, each Seller Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.
          (c) There is no Litigation pending, and to Seller’s Knowledge, there is no environmental enforcement action, investigation, or litigation threatened, before any Governmental Authority or other forum in which any Seller Entity or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Seller Entity or any of its Participation Facilities, except for such Litigation, pending or threatened, that is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.
          (d) To Seller’s Knowledge, during the period of (i) any Seller Entity’s ownership or operation of any of its Participation Facilities, (ii) any Seller Entity’s participation in the management of any Participation Facility, or (iii) any Seller Entity’s holding of a security interest in any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as would not reasonably be expected to have a Seller Material Adverse Effect. To Seller’s Knowledge, prior to the period of (i) any Seller Entity’s ownership or operation of any of their respective current properties, (ii) any Seller Entity’s participation in the management of any Participation Facility, or (iii) any Seller Entity’s holding of a security interest in any Operating Property, to Seller’s Knowledge, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility, except such as would not reasonably be expected to have a Seller Material

Adverse Effect. To Seller’s Knowledge, during and prior to the period of (i) Seller Entity’s ownership or operation of any of their respective current properties, (ii) any Seller Entity’s participation in the management of any Participation Facility, or (iii) any Seller Entity’s holding of a security interest in any Operating Property, there have been no violations of any Environmental Laws, including but not limited to unauthorized alterations of wetlands, except such as would not reasonably be expected to have a Seller Material Adverse Effect.
4.13 Compliance with Laws.
          (a) Seller is a bank holding company duly registered as such with the Federal Reserve. The Bank is duly authorized by the North Carolina Commissioner of Banks to conduct its business as it is currently conducted and the deposit accounts maintained by the Bank are insured by the FDIC to the extent permitted by Law.
          (b) Except such as would not cause a Seller Material Adverse Effect, (i) each of the Seller Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and (ii) there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses, except, in each case, such as would not reasonably be expected to have a Seller Material Adverse Effect.
          (c) Except such as would not cause a Seller Material Adverse Effect, none of the Seller Entities is in Default under any Laws or Orders applicable to its business or employees conducting its business.
          (d) None of the Seller Entities has received a pending notification or communication from any Governmental Authority (A) asserting that Seller or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces where such Default would reasonably be expected to have a Seller Material Adverse Effect, (B) threatening to revoke any Permits where failure to maintain such Permit would reasonably be expected to have a Seller Material Adverse Effect, or (C) requiring Seller or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking that materially restricts or would be reasonably likely to materially restrict the conduct of its business.
          (e) There (A) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Seller or any of its Subsidiaries, except as such would not be reasonably likely to have a Seller Material Adverse Effect, (B) are no notices or correspondence received by Seller with respect to pending disagreements or disputes with any Governmental Authority with respect to Seller’s or any of Seller’s Subsidiaries’ business, operations, policies, or procedures since its inception, and (C) is not any pending or, to Seller’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct any, inquiry, investigation, or review of it or any of its Subsidiaries other than examinations by Regulatory Authorities in the ordinary course of business.

          (f) None of the Seller Entities nor, to Seller’s Knowledge, any of Seller’s directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (1) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (2) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (3) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (4) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.
          (g) Each Seller Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each Seller Entity has timely filed all reports of suspicious activity required by Law, including those required under 12 C.F.R. § 353.3.
4.14 Labor Relations.
          (a) No Seller Entity is the subject of any Litigation asserting that it or any other Seller Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Seller Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Seller Entity party to any collective bargaining agreement or subject to any bargaining order, injunction, or other Order relating to Seller’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout, or other job action or labor dispute involving any Seller Entity pending or, to Seller’s Knowledge, threatened and there have been no such actions or disputes in the past five years. To Seller’s Knowledge, there has not been any attempt by any Seller Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Seller Entity. Employment of each employee and the engagement of each independent contractor of each Seller Entity is terminable at will by the relevant Seller Entity without (i) any penalty, liability, or severance obligation incurred by any Seller Entity or (ii) prior consent by any Governmental Authority.
          (b) To Seller’s Knowledge, all of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.
          (c) No Seller Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Seller Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Seller Entity; and no Seller Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of any Seller Entity’s employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Closing Date.
4.15 Employee Benefit Plans.
          (a) Seller has disclosed in Section 4.15 of the Seller Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any Seller Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (each, a “Seller Benefit Plan,” and collectively, the “Seller Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which any Seller Entity or ERISA Affiliate has or reasonably could have any obligation or Liability. Any of the Seller Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Seller ERISA Plan.” Each Seller ERISA Plan which is also a “defined benefit plan” (as defined in Code Section 414(j)) is referred to herein as a “Seller Pension Plan,” and is identified as such in Section 4.15 of the Seller Disclosure Memorandum.
          (b) Each Seller Benefit Plan is in material compliance with the terms of such Seller Benefit Plan, in material compliance with the applicable requirements of the Code, in material compliance with the applicable requirements of ERISA, and in material compliance with any other applicable Laws. Each Seller ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination advisory or opinion letter or opinion from the IRS that is still in effect and applies to the Seller ERISA Plan as amended and as administered or, within the time permitted under Code Section 401(b), has timely applied for a favorable determination advisory or opinion letter which when issued will apply retroactively to the Seller ERISA Plan as amended and as administered. Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter or denial of any such application for a favorable determination letter. Seller has not received any communication (written or unwritten) from any Governmental Authority questioning or challenging the compliance of any Seller Benefit Plan with applicable Laws. No Seller Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.
          (c) There has been no material oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of any Seller Entity which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. To Seller’s Knowledge, neither any Seller Entity nor any administrator or fiduciary of any Seller Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject any Seller Entity or Buyer to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. To Seller’s Knowledge, there are no unresolved claims or disputes under the terms of, or in connection with, the Seller Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any Seller Benefit Plan.
          (d) All Seller Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Seller Benefit Plans are correct and complete in all material respects, and to the extent required by law have been timely filed with the IRS or the DOL, and distributed to participants of the Seller Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.
          (e) To the Seller’s Knowledge, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any Seller Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Code Section 4975(c) or ERISA Section 406).
          (f) No Seller Entity has, or ever has had, a Seller Pension Plan, or any plan that is or was subject to Code Section 412 or ERISA Section 302 or Title IV of ERISA. There is no Lien nor is there expected to be a Lien under Code Section 412(n) or ERISA Section 302(f) or Tax under Code Section 4971 applicable to any Seller Entity or any Seller Entity’s Assets. Neither Seller nor any of its ERISA Affiliates is subject to or can reasonably be expected to become subject to a Lien under Code Section 401(a)(29). All premiums required to be paid under ERISA Section 4006, if any, have been timely paid by Seller and by its ERISA Affiliates.
          (g) No Liability under Title IV of ERISA has been or is expected to be incurred by Seller or its ERISA Affiliates and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by Seller or its ERISA Affiliates with respect to any ongoing, frozen, terminated, or other single-employer plan of Seller or the single-employer plan of any ERISA Affiliate. There has been no “reportable event,” within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived by any ongoing, frozen, terminated or other single employer plan of Seller or of an ERISA Affiliate.
          (h) No Seller Entity has any Liability for retiree health or life benefits under any of the Seller Benefit Plans, or other plan or arrangement, and there are no restrictions on the rights of such Seller Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder except to the extent required under Part 6 of Title I of ERISA or Code Section 4980B. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Seller Benefit Plan, or other plan or arrangement, and to Seller’s Knowledge, no circumstance exists which could give rise to such Taxes.
          (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Seller Entity from any Seller Entity under any Seller Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Seller Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any Seller Entity or the rights of any Seller Entity in, to or under any insurance on the life of any current or former officer, director, or employee of any Seller Entity, or change any rights or obligations of any Seller Entity with respect to such insurance.
          (j) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Seller Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been fully reflected on the Seller Financial Statements to the extent required by and in accordance with GAAP.
          (k) All individuals who render services to any Seller Entity and who are authorized to participate in a Seller Benefit Plan pursuant to the terms of such Seller Benefit Plan are in fact eligible to and authorized to participate in such Seller Benefit Plan.
          (l) Neither the Seller nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)).
          (m) There are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger, or the transactions contemplated herein, under any bank-owned or corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Successor Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as Seller presently holds. Each Seller Entity will, upon the execution and delivery of this Agreement, and will continue to have, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.
4.16 Material Contracts.
          (a) Except for Contracts filed as exhibits to the Seller Exchange Act Reports and listed in the exhibit index to Seller’s most recent annual report of Form 10-KSB, none of the Seller Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $75,000, (ii) any Contract relating to the borrowing of money by any Seller Entity or the guarantee by any Seller Entity of any such obligation (other than Contracts evidencing the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of Seller’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of Seller’s business), (iii) any Contract which prohibits or restricts any Seller Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, and (iv) any other Contract that would be required to be filed as an exhibit to a Form 10-K filed by Seller as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act (together with all Contracts referred to in Section 4.15(a), the “Seller Contracts”).
          (b) With respect to each Seller Contract: (i) the Contract is in full force and effect; (ii) no Seller Entity is in Default thereunder, except where such Default would not reasonably be expected to have a Seller Material Adverse Effect; (iii) no Seller Entity has repudiated or waived any material provision of any such Contract, except where such repudiation or waivers would not be reasonably likely to have a Seller Material Adverse Effect; (iv) no other party to any such Contract is, to Seller’s Knowledge, in Default in any respect or has repudiated or waived any material provision thereunder, except where such Default, waivers or repudiations would not reasonably be expected to have a Seller Material Adverse Effect. Except for Federal Reserve Bank or Federal Home Loan Bank advances, all of the indebtedness of any Seller Entity for money borrowed (not including deposit Liabilities) is prepayable at any time by such Seller Entity without penalty or premium.
4.17 Legal Proceedings.
     There is no Litigation instituted or pending, or, to the Knowledge of Seller, threatened (or unasserted but considered probable of assertion) against any Seller Entity, or to Seller’s Knowledge, against any director, officer, employee, or agent of any Seller Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Seller Entity or Employee Benefit Plan of any Seller Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any Seller Entity. No claim for indemnity has been made or, to Seller’s Knowledge, threatened by any director, officer, employee, independent contractor, or agent to any Seller Entity and to Seller’s knowledge, no basis for any such claim exists.
4.18 Reports.
     Since July 1, 2004, each Seller Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
4.19 Books and Records.
     Seller and each Seller Entity maintains accurate books and records reflecting its Assets and Liabilities in reasonable detail and maintains proper and adequate internal accounting controls (a) which provide reasonable assurance that receipts and expenditures are executed in accordance with authorization of management; (b) which provide reasonable assurance that transactions are recorded as necessary to permit preparation of the Seller Financial Statements in accordance with GAAP and (c) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its Assets that could have a material effect on the Seller Financial Statements.

4.20 Loans to Executive Officers and Directors.
     The Bank has not, since its inception, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any Person then a director or executive officer (or equivalent thereof) of any Seller Entity, except as permitted by Federal Reserve Regulation O. No other Seller Entity has, since its inception, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of any Seller Entity.
4.21 State Takeover Laws.
     Each Seller Entity has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “supermajority shareholder approval,” “control share,” or other anti-takeover Laws, (collectively, “Takeover Laws”), including Articles 9 and 9A of the NCBCA.
4.22 Opinion of Financial Advisor.
     Seller has received the written opinion of the Seller Financial Advisor, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to Seller’s shareholders, from a financial point of view, a signed copy of which has been or will be delivered to Buyer.
4.23 Board Recommendation.
     The board of directors of Seller, at a meeting duly called and held on August 29, 2007, has by unanimous vote of the directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, taken together, are in the best interests of Seller’s shareholders and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of Seller Common Stock approve this Agreement, the Merger, and the related transactions and to call and hold a meeting of Seller’s shareholders to consider this Agreement, the Merger, and the related transactions.
4.24 Statements True and Correct.
          (a) None of the information supplied or to be supplied by any Seller Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Seller Entity or any Affiliate thereof for inclusion in any Proxy Statement/Prospectus to be mailed to Seller’s shareholders in connection with the Seller Shareholders’ Meeting, and any other documents to be filed by any Seller Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Seller, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus, and after giving effect to any amendment thereof or supplement thereto, at the time of the Seller Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (b) All documents that any Seller Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.
4.25 Delivery of Seller Disclosure Memorandum.
     Seller has delivered to Buyer a complete Seller Disclosure Memorandum.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller as follows, except as set forth on the Buyer Disclosure Memorandum, as follows:
5.1 Organization, Standing, and Power.
     Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of South Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Buyer is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.
5.2 Authority of Buyer; No Breach By Agreement.
          (a) Buyer has the corporate power and authority necessary to execute, deliver, and perform this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer. This Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and applicable equitable principles (whether considered in a proceeding in law or in equity).
          (b) Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer’s articles of incorporation or bylaws or any resolution adopted by the board of directors or shareholders of Buyer, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Buyer Entity under, any Contract or Permit of any Buyer Entity, or, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets, except with respect to clauses (ii) and (iii), where such Defaults, failure to obtain Consents or Liens would not, individually or in the aggregate, have a Seller Material Adverse Effect.
          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by Buyer of the Merger and the other transactions contemplated in this Agreement.
5.3 Exchange Act Filings; Financial Statements.
          (a) Buyer has timely filed and made available to Seller all Exchange Act Documents required to be filed by Buyer since July 1, 2004 (together with all such Exchange Act Documents filed, whether or not required to be filed, the “Buyer Exchange Act Reports”). The Buyer Exchange Act Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer Exchange Act Reports or necessary in order to make the statements in such Buyer Exchange Act Reports, in light of the circumstances under which they were made, not misleading. Except as would not be reasonably likely to have a Buyer Material Adverse Effect, each offering or sale of securities by Buyer (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents that did not, at the time of the offering (or in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading. Buyer’s principal executive officer and principal financial officer (and Buyer’s former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to the Buyer Exchange Act Reports to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes—Oxley Act. Such certifications are included as exhibits to the applicable Buyer Exchange Act Reports and have not been modified or withdrawn; and neither Buyer nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications.

          (b) Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer Exchange Act Reports, including any Buyer Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the Exchange Act with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), and fairly presented in all material respects the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.
          (c) Buyer’s independent public accountants, which have expressed their opinion with respect to audited, annual Buyer Financial Statements included in the Buyer Exchange Act Reports, to Buyer’s Knowledge, are and have been throughout the periods covered by such Financial Statements, and Buyer’s current independent public accountants are: (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) “independent” with respect to Buyer within the meaning of Regulation S-X of the SEC and, (z) with respect to Buyer, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.
          (d) Buyer maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information relating to Buyer is made known on a timely basis to the individuals responsible for the preparation of Buyer’s Exchange Act Documents.
          (e) Buyer and each Buyer Entity maintains accurate books and records reflecting its Assets and Liabilities in reasonable detail and maintains proper and adequate internal accounting controls (a) which provide reasonable assurance that receipts and expenditures are executed in accordance with authorization of management; (b) which provide reasonable assurance that transactions are recorded as necessary to permit preparation of the Buyer Financial Statements in accordance with GAAP and (c) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its Assets that could have a material effect on the Buyer Financial Statements.
5.4 Reports.
     Since January 1, 2002, each Buyer Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.5 Available Consideration.
     Buyer has available to it, or as of the Effective Time will have available to it, sufficient shares of authorized and unissued Buyer Common Stock and all funds necessary for the issuance and payment of the Merger Consideration and has funds available to it to satisfy its payment obligations under this Agreement.
5.6 Statements True and Correct.
          (a) None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to Seller’s shareholders in connection with the Seller Shareholders’ Meeting, and any other documents to be filed by any Buyer Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Seller, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus, and after giving effect to any amendment thereof or supplement thereto, at the time of the Seller Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (b) All documents that any Buyer Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.
5.7 Absence of Certain Changes or Events.
     Except as disclosed in the Buyer Financial Statements delivered prior to the date of this Agreement, and except as may be affected by acts or events after the date hereof permitted under this Agreement, since December 31, 2006 (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, and (ii) the Buyer Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.
5.8 Delivery of Buyer Disclosure Memorandum.
     Buyer has delivered to Seller a complete Buyer Disclosure Memorandum.

ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION
6.1 Affirmative Covenants.
          (a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) consult with Buyer prior to entering into or making any loans or other transactions with a value equal to or exceeding $1,000,000 and (iv) except as required by Law, take no action which would reasonably be expected to (A) adversely affect the ability of either of the Parties or their respective Subsidiaries to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b), 8.2(e), or 8.3(f), or (B) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.
          (b) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Seller shall have been obtained, and except as otherwise expressly contemplated herein, Buyer shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, and (iv) except as required by Law, take no action which would reasonably be expected to (A) adversely affect the ability of either of the Parties or their respective Subsidiaries to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b), 8.2(e), or 8.3(f), or (B) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.
6.2 Negative Covenants of Seller.
     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:
          (a) amend the articles of incorporation, bylaws, or other governing instruments of any Seller Entity;
          (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of the business of any Seller Entity consistent with past practices and that are prepayable without penalty or other premium (which exception shall include, for Seller Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from a Federal Reserve Bank or a Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities), or impose, or suffer the imposition, on any Asset of any Seller Entity of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business of Subsidiaries that are depository institutions, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Seller Disclosure Memorandum);
          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Seller Entity, or declare or pay any dividend or make any other distribution in respect of Seller’s capital stock;
          (d) issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Seller Common Stock, any other capital stock of any Seller Entity, or any Right, except pursuant to the exercise of Seller Options outstanding on the date of this Agreement in accordance with their current terms;
          (e) adjust, split, combine, or reclassify any capital stock of any Seller Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Seller Common Stock, or sell, lease, mortgage, or otherwise dispose of (i) any shares of capital stock of any Seller Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration;
          (f) except for purchases of U.S. Government securities or U.S. Government agency securities, which in either case have maturities of two years or less, purchase any securities or make any material investment except in the ordinary course of business consistent with past practice, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Seller Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;
          (g) except as contemplated by this Agreement or Section 6.2(g) of the Seller Disclosure Memorandum or as may be required by existing Contract, (i) grant any bonus or increase in compensation or benefits to the employees, officers or directors of any Seller Entity (except in accordance with past practice), (ii) commit or agree to pay any severance or termination pay, or any stay or other bonus to any Seller director, officer or employee, (iii) enter into or amend any severance agreements with officers, employees, directors, independent contractors, or agents of any Seller Entity, (iv) change any fees or other compensation or other benefits to directors of any Seller Entity, or (v) waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of any Rights or restricted stock, or reprice Rights granted under Seller stock plans or authorize cash payments in exchange for any Rights; or (vi) accelerate or vest or commit or agree to accelerate or vest any amounts, benefits or rights payable by any Seller Entity provided, however, that Seller may (y) continue to make annual merit salary increases consistent with past practices and (z) pay all earned bonuses and incentive compensation;
          (h) except as contemplated by this Agreement or Section 6.2(h) of the Seller Disclosure Memorandum, enter into or amend any employment Contract between any Seller

Entity and any Person (unless such amendment is required by Law) that the Seller Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time, except in the case of amendments, an amendment which does not increase the cost to the Seller Entity or its successor;
          (i) (A) adopt any new employee benefit plan of any Seller Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, welfare plans, insurance, stock or other plans of any Seller Entity other than any such change that is required by Law, including any change to achieve compliance with Section 409A of the Code, or to maintain continuous benefits at current levels or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or (B) make any distributions from such employee benefit or welfare plans except as required by Law or the terms of such plans consistent with past practice;
          (j) make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements, or GAAP;
          (k) commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any Seller Entity for money damages in excess of $50,000 or restrictions upon the operations of any Seller Entity;
          (l) except as contemplated by Section 6.2(l) of the Seller Disclosure Memorandum or in the ordinary course of business, enter into, modify, amend, or terminate any material Contract other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $50,000 per annum and other than Contracts covered by Sections 6.2(b), (m), (n),(o) and (q) or as otherwise permitted by Section 6.1(a)(v);
          (m) except in the ordinary course of business consistent with past practice, make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing;
          (n) except in conformity with existing policies and practices, waive, release, compromise, or assign any material rights or claims;
          (o) except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Seller or the Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;
          (p) restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
          (q) make any capital expenditures in excess of $100,000 above the capital expenditures budget provided by Seller to Buyer prior to the date of this Agreement, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;
          (r) except for completion of branches or offices in process, establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;
          (s) knowingly take any action that would prevent or impede the Merger, if completed, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC; or
          (t) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2.
6.3 Adverse Changes in Condition.
     Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.
6.4 Reports.
     Each of Buyer and its Subsidiaries and Seller and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall make available to the other Party copies of all such reports promptly after the same are filed. Seller and its Subsidiaries shall also make available to Buyer quarterly call reports. The financial statements of Buyer and Seller, whether or not contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, will fairly present in all material respects the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports of Buyer and Seller filed under the Exchange Act or with any other Regulatory Authority will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.
ARTICLE 7
ADDITIONAL AGREEMENTS
7.1 Registration of Buyer Common Stock.
          (a) As promptly as reasonably practicable following the date hereof, Buyer shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Buyer Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”). The Registration Statement shall contain proxy materials relating to the matters to be submitted to the Seller shareholders at the Seller Shareholders’ Meeting. Such proxy materials shall also constitute the prospectus relating to the shares of Buyer Common Stock to be issued in the Merger (such proxy statement-prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”). Seller will furnish to Buyer the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Buyer on the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. Buyer shall include in the Proxy Statement/Prospectus included in the Registration Statement such information regarding Buyer as Seller may reasonably request in connection with Seller’s use of the Proxy Statement/Prospectus to solicit votes of Seller’s shareholders at the Seller Shareholders’ Meeting. Buyer shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Seller will use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Buyer will advise Seller, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any comments of the staff of the SEC with respect to the Proxy Statement/Prospectus or the Registration Statement and shall permit Seller and its counsel to participate in the drafting of any response to such SEC comments. If at any time prior to the Effective Time any information relating to Buyer or Seller, or any of their respective affiliates, officers or directors, should be discovered by Buyer or Seller which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Buyer with the SEC and disseminated by Seller to its shareholders.
          (b) Prior to the Effective Time, Buyer shall take such action as shall be necessary to permit the additional shares of Buyer Common Stock to be issued by Buyer in exchange for the shares of Seller Common Stock to be traded on the exchange on which the Buyer Common Stock is listed.
          (c) Prior to the Effective Time, Buyer shall not declare or pay a dividend on shares of Buyer Common Stock other than cash dividends in amounts per share and at times substantially consistent with Buyer’s past practice.
7.2 Shareholder Approvals. Seller shall call the Seller Shareholders’ Meeting to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Seller Shareholders’ Meeting, (i) Seller shall mail the Proxy Statement/Prospectus to its shareholders, (ii) the board of directors of Seller shall recommend to its shareholders the approval of this Agreement and the Merger, and (iii) the board of directors of Seller shall use its reasonable efforts to obtain its shareholders’ approval of this Agreement and the Merger; provided that Seller may withdraw, modify, or change in an adverse manner to Buyer its recommendations if the board of directors of Seller determines in good faith, after having consulted with outside legal counsel, that such withdrawal, modification or change of its recommendation is necessary for the board of directors of Seller to comply with its fiduciary duties under applicable Law.
7.3 No Solicitation
          (a) From and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article 9 hereof, the Seller Entities shall not, and shall cause their respective Representatives not to, directly or indirectly:
        (i) solicit, initiate or take any other action to knowingly facilitate any inquiry in connection with or the making of any proposal from any Person (other than Buyer or any of its Representatives) that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (it being understood that actions taken pursuant to the requirements of this Agreement shall not be deemed a knowing facilitation of such an inquiry for purposes of the foregoing covenant and that the Seller Entities may make disclosures of non-public information to the extent they are required to make such disclosures pursuant to applicable law;
        (ii) enter into, explore, maintain, participate in or continue any discussion or negotiation with any Person (other than Buyer or any of its Representatives) regarding an Acquisition Proposal, or otherwise knowingly cooperate in any way with any effort or attempt by any other Person (other than Buyer or any of its Representatives) to make or effect an Acquisition Proposal;
          (iii) enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Acquisition Proposal; or
          (iv) authorize or permit any Representative of a Seller Entity to take any such action;
provided, however, that nothing contained in this Agreement shall prohibit the board of directors of Seller, prior to approval of this Agreement by the Seller’s shareholders at the Seller Shareholders’ Meeting, from, subject to compliance with Section 7.3(c), furnishing information to, or engaging in discussions or negotiations with, any Person that makes an unsolicited bona fide written Acquisition Proposal (which did not result from a breach of this Section 7.3) if (A) the board of directors of Seller determines in good faith, after consultation with outside legal counsel, that such action is necessary for the board of directors of Seller to comply with its fiduciary duties under applicable Law, (B) the board of directors of Seller determines in good faith, after consultation with its financial advisor, that the Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and (C) prior to furnishing such information to, or engaging in discussions or negotiations with, such Person, Seller receives from such Person an executed confidentiality agreement (which agreement shall be provided to

Buyer for information purposes) with terms no less favorable to Seller than those contained in the Non-Disclosure Agreement.
          (b) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 9, if the board of directors of Seller is entitled to furnish information to, or engage in discussions or negotiations with, any Person on the terms contemplated in Section 7.3(a) above, the board of directors of Seller may, prior to the approval of this Agreement by Seller’s shareholders at the Seller Shareholders’ Meeting, subject to compliance with Section 7.3(c), terminate this Agreement in respect of any Acquisition Proposal pursuant to the termination provisions set forth in Article 9 hereof if (A) the board of directors of Seller shall have determined in good faith, after consultation with its financial advisor, that the Acquisition Proposal constitutes a Superior Proposal and (B) the board of directors of Seller shall have determined in good faith, after consultation with outside legal counsel, that such action is necessary for the board of directors of Seller to comply with its fiduciary duties under applicable Law.
          (c) Seller (i) will promptly (but in any event within two business days) notify Buyer orally and in writing of the receipt of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for non-public information, the terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the Person making such request, Acquisition Proposal or inquiry and (ii) will keep Buyer informed of the status and details (including amendments and proposed amendments) of any such request, Acquisition Proposal or inquiry. Prior to taking any of the actions referred to in Section 7.3(a), Seller shall promptly (but in any event within one day) notify Buyer orally and in writing of any action it proposes to take with respect to such Acquisition Proposal. After taking any such action, Seller shall promptly advise Buyer of the status of such action as developments arise or as requested by Buyer. Without limiting the foregoing, at least three business days (the “Three-Day Period”) prior to taking any of the actions referred to in Section 7.3(b), Seller shall notify Buyer of any such action it proposes to take and, during the Three-Day Period, Seller shall negotiate in good faith with Buyer with respect to any revised proposal to acquire the Seller that Buyer may make prior to or during the Three-Day Period.
          (d) Nothing contained in this Agreement shall prevent Seller from (i) complying with Rules 14e-2 and 14d-9 under the Exchange Act with regard to a tender or exchange offer, (ii) making a “stop-look-and-listen” communication to its shareholders of the nature contemplated by Rule 14d-9 under the Exchange Act and (iii) making such other disclosures to Seller’s shareholders, and taking such other actions, as are required by Law (provided however, with respect to each of the foregoing clauses (i), (ii) and (iii), that Seller shall not, except as permitted by Section 7.3(b) hereof, propose to approve or recommend any Acquisition Proposal).
          (e) The Seller Entities shall immediately cease and cause their respective Representatives to cease any and all existing activities, discussions or negotiations with any parties (other than Buyer and its Representatives) conducted heretofore with respect to any Acquisition Proposal, and shall use their reasonable best efforts to cause any such parties in possession of confidential information about the Seller Entities that was furnished by or on behalf of Seller to return or destroy all such information in the possession of any such party or its representatives.

7.4 Consents of Regulatory Authorities.
     The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein. Each Party also shall promptly advise the other upon its or its Subsidiary’s receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.
7.5 Agreement as to Efforts to Consummate.
     Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.
7.6 Investigation and Confidentiality.
          (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such reasonable investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Without limiting the generality of the foregoing, between the date hereof and the Effective Time, Seller shall permit Buyer’s senior officers and independent auditors to meet with the senior officers of Seller, including officers responsible for the Seller Financial Statements, the internal controls of Seller, and the disclosure controls and procedures of Seller and Seller’s independent public accountants, to discuss such matters as Buyer may deem reasonably necessary or appropriate for Buyer to satisfy its obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act.
          (b) In addition to each Party’s obligations pursuant to Section 7.6(a), each Party shall, and shall cause its Representatives to, maintain the confidentiality of all Confidential

Information furnished to it by or on behalf of the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not disclose or use such information for any purpose except as permitted hereby. The term “Confidential Information” means all oral and written information disclosed by or on behalf of one Party (the “Disclosing Party”) to the other (the “Receiving Party”) regarding its and its Subsidiaries’ business, assets, financial condition, operations, and prospects, and shall be deemed to include, without limitation, all notes, analyses, compilations, studies, interpretations, or other documents prepared by or on behalf of a Party or its that contain, reflect, or are based upon or derived from, in whole or in part, information furnished by or on behalf of the other Party, but does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives, (ii) is or becomes available to the Receiving Party on a nonconfidential basis from a source other than the Disclosing Party or any of its Representatives or affiliates, provided that the source of such information was not known by the Receiving Party to be bound by a confidentiality agreement with, or other contractual, legal, equitable, or fiduciary obligation of confidentiality to, the Disclosing Party or any other party with respect to such information, or (iii) can be reasonably demonstrated by the Receiving Party to have been in its possession prior to its being furnished to it or its Representatives by or on behalf of the Disclosing Party, provided that the source of such information was not known by the Receiving Party to be bound by a confidentiality agreement with, or other contractual, legal, equitable, or fiduciary obligation of confidentiality to, the Disclosing Party or any other party with respect to such information. Except as required by law or the rules of any national securities exchange or automated trading system, a Party shall not, and shall not permit its Subsidiaries to, disclose any Confidential Information of the other Party to any person or entity other than its Representatives who need to know such information in connection with the transactions contemplated by this Agreement (and in those instances only to the extent justifiable by that need), who are informed by the Party of the confidential nature of the Confidential Information, and who agree to be bound by this Section 7.6(b), and shall not use such Confidential Information other than in connection with the transactions contemplated by this Agreement. A Party shall be responsible for any breach of this Section 7.6(b) by any of its Representatives. If a Party or any of its Representatives is required by law or the rules of any national securities exchange or automated trading system to disclose any Confidential Information of the other Party, it shall provide the other Party with prior written notice thereof, unless prohibited by law, so that the other Party may seek a protective order, confidential treatment, or another appropriate remedy and shall cooperate in all reasonable respects with the other Party in obtaining the same and, in any event, shall furnish only that portion of the Confidential Information as, in the written opinion of counsel, is legally required. If this Agreement is terminated prior to the Effective Time, each Party shall upon request from the other Party promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.
          (c) Seller shall use its reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Seller to preserve the confidentiality of the information relating to the Seller Entities provided to such Persons and their Affiliates and Representatives.

7.7 Press Releases.
     Prior to the Effective Time, Seller and Buyer shall consult with each other as to the form and substance of any press release, communication with Seller Shareholders, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law, but in each case the disclosing party shall provide the other party hereto with reasonable advance notice of the timing and substance of any such disclosure.
7.8 Charter Provisions.
     Each Seller Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws, or other governing instruments of any Seller Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Seller Entity that may be directly or indirectly acquired or controlled by them.
7.9 Employee Benefits and Contracts.
          (a) All persons who are employees of Seller or the Bank immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (collectively, the “Continuing Employees”) shall, at the Effective Time, become employees of Buyer or one of its subsidiaries; provided, however, that in no event shall any of the employees of Seller become officers of Buyer, or acquire any power or duty conferred upon such an officer, in connection with the Merger until duly elected or appointed to such position by the board of directors of Buyer and in accordance with the bylaws of Buyer following the Effective Time. The Continuing Employees shall be employed at the will of Buyer or one of its subsidiaries, and no contractual right to employment shall inure to such employees because of this Agreement except as otherwise expressly set forth in this Agreement.
          (b) As of the Effective Time, each Continuing Employee shall be eligible to participate in Buyer’s employee benefit plans with full credit for prior service with Seller or the Bank for purposes of eligibility, benefit levels and vesting.
          (c) As of the Effective Time, Buyer shall make available employer-provided health and other employee welfare benefit plans to each Continuing Employee and their covered dependents on the same basis as it provides such coverage to Buyer employees and their covered dependents except that any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees shall not apply to a Continuing Employee or their covered dependents who were covered under a similar plan of Seller or the Bank at the Effective Time; provided, that any pre-existing condition, eligibility waiting period, or other limitation or exclusion applicable to a Continuing Employee and their covered dependents prior to the Effective Time may continue to apply to such Continuing Employee and their covered dependents following the Effective Time. All Continuing Employees who become participants in Buyer’s health plan shall receive credit for any co-payment and deductibles paid under Seller’s or the Bank’s health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under Buyer’s health plan.

          (d) Buyer or one of its subsidiaries shall honor any and all vacation or sick leave accrued by employees of Seller and the Bank. Following the Effective Time, Buyer shall or shall cause Bank to honor the Seller Entities’ incentive compensation plans for Continuing Employees for the year ending December 31, 2007. Thereafter, Continuing Employees shall be eligible to participate in incentive compensation plans of Buyer Entities on the same basis as similarly situated employees of Buyer Entities.
          (e) Buyer shall provide severance and outplacement services to any employees of Seller or the Bank that are terminated in connection with the Merger (prior to or within a year of the Effective Time), in accordance with Buyer’s policies and practices. If any employee of Seller or Bank is terminated in connection with the Merger prior to the close of business on December 31, 2007, Buyer shall provide to such employee, in addition to such severance, an amount equal to the matching contribution (determined at the 2006 matching rate) with respect to Seller’s defined contribution plan and 2007 incentive compensation payment that such employee would otherwise have been entitled to receive had such employee remained employed through December 31, 2007.
          (f) In order to induce certain employees to remain as employees of Seller or the Bank through the Effective Time or for specified periods after the Effective Time, with the consent of Buyer not to be unreasonably withheld, Seller shall have the right to pay retention bonuses to employees of Seller in amounts not to exceed in the aggregate the amount set forth on Section 7.9(f) of the Seller Disclosure Memorandum.
          (g) Simultaneously herewith, John B. Stedman, Jr. shall have entered into an employment agreement with Buyer (the “Employment Agreement”). The Employment Agreement shall become effective only upon the consummation of the Merger at the Effective Time.
          (h) Seller shall use its reasonable best efforts to cause each of Seller’s directors to execute and deliver an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she will vote his or her shares of Seller Common Stock in favor of this Agreement and the transactions contemplated hereby and a director agreement in the form of Exhibit D.
          (i) No officer, employee, or other Person (other than the corporate Parties to this Agreement) shall be deemed a third party or other beneficiary of this Agreement, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as set forth in Section 7.12.
7.10 Section 16 Matters.
     Prior to the Effective Time, Seller and Buyer shall take all such steps as may reasonably be required to cause any dispositions of Seller Common Stock (including derivative securities with respect to Seller Common Stock) or acquisitions of Buyer Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Seller to be exempt under Rule 16b-3 promulgated under the Exchange Act. Seller agrees to promptly furnish Buyer with all requisite information necessary for Buyer to take the actions contemplated by this Section 7.10.

7.11 Affiliate and Claims Letters.
     Seller shall use its best efforts to cause (a) each director, executive officer, and other person who is an “affiliate” of Seller under Rule 145 of the Securities Act to deliver to Buyer as soon as practicable, and prior to the mailing of the Proxy Statement/Prospectus, an executed letter agreement in the form attached hereto as Exhibit B, providing that such person will comply with Rule 145, as well as a claims letter in the form attached hereto as Exhibit C and (b) each director and executive officer of the Bank to execute a claims letter in the form attached hereto as Exhibit C.
7.12 Indemnification.
          (a) From and after the Effective Time, Buyer shall indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of the Seller Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees, or agents of Seller Entities or, at Seller’s request, of another corporation, partnership, joint venture, trust, or other enterprise, occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under by the SCBCA and other applicable Law, and by Seller’s articles of incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Buyer Entity is insured against any such matter.
          (b) Prior to the Effective Time, Buyer shall purchase, or shall direct Seller to purchase, an extended reporting period endorsement under Seller Entities’ existing directors’ and officers’ liability insurance coverage (“Seller D&O Policy”) for acts or omissions occurring prior to the Effective Time by such directors and officers currently covered by Seller Entities’ D&O Policy. The directors and officers of Seller Entities shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement. Such endorsement shall provide such directors and officers with coverage following the Effective Time for six years or such lesser period of time as can be purchased for an aggregate amount equal to three times the current annual premium for Seller Entities’ D&O Policy (the “Premium Multiple”). If Buyer is unable to obtain or maintain the insurance coverage called for in this Section 7.12(b), then Buyer shall obtain the most advantageous coverage that can be purchased for the Premium Multiple.
          (c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.12, upon learning of any such Liability or Litigation, or the threat thereof, shall promptly notify Buyer thereof in writing. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer elects not to assume such defense or counsel for the Indemnified Parties and advises that there are substantive issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in good faith in the defense of any such Litigation; and (iii) Buyer shall not be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all Buyer Entities and their respective directors, officers, and controlling persons, employees, agents, and Representatives; provided, however, that Buyer shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
          (d) If Buyer or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 7.12.
          (e) The provisions of this Section 7.12 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.
ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
8.1 Conditions to Obligations of Each Party.
     The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:
          (a) Shareholder Approval. The shareholders of Seller shall have approved this Agreement, as and to the extent required by Law and by the provisions of Seller’s articles of incorporation and bylaws.
          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.
          (c) Registration Statement. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement.
          (d) Tax Opinion. Buyer and Seller shall have received the opinion of McNair Law Firm, P.A. dated as of the Closing, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Buyer and Seller, as the case may be, substantially to the effect that on the basis of the facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC, (ii) Buyer and Seller will each be a party to that reorganization within the meaning of Section 368(b) of the IRC, and (iii) except to the extent of Cash Consideration or any cash received in lieu of a fractional share interest in Buyer Common Stock, the shareholders of Seller will not recognize any gain or loss by exchanging their shares of Seller Common Stock for shares of Buyer Common Stock pursuant to the Merger. Such opinion may be based on, in addition to the review of such matters of fact and law as the opinion giver considers appropriate, representations contained in certificates of officers of Buyer, Seller, and others.
          (e) Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.
          (f) NASDAQ Listing. As of the Effective Time, Buyer shall have satisfied all requirements in order for the Buyer Common Stock to be issued to shareholders of Seller in connection with the Merger to be listed on the NASDAQ Global Select Market.
8.2 Conditions to Obligations of Buyer.
     The obligations of Buyer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 10.6(a):
          (a) Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Seller set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 4.3 shall be true and correct (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of Seller set forth in this Agreement (including the representations and warranties set forth in Section 4.3) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Seller Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.
          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Seller to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
          (c) Officers’ Certificate. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to Seller and in Sections 8.2(a), 8.2(b), 8.2(e), 8.2(g), and 8.2(h) have been satisfied.
          (d) Secretary’s Certificate. Seller Entities shall have delivered a certificate of the secretary of the Seller Entities, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Seller Entities executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of the Seller as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not more than twenty days prior to the Closing Date) of the Secretary of State of the State of North Carolina as to the good standing of the Seller; (iii) a copy of the bylaws of the Seller as in effect from the date of this Agreement until the Closing Date, (iv) copies of the resolutions of Seller’s board of directors and shareholders authorizing and approving the applicable matters contemplated hereunder, (v) a copy of the articles of incorporation of the Bank as in effect from the date of this Agreement until the Closing Date and (vi) a copy of the bylaws of the Bank as in effect from the date of this Agreement until the Closing Date.
          (e) Consents and Approvals. Each Seller Entity shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. Seller shall have obtained the Consents listed in Section 4.2 of the Seller Disclosure Memorandum, including Consents from the lessors of each office leased by Seller, if any. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.
          (f) Support Agreements, Affiliate Agreements; Claims Letters; Director Agreements. Each of the directors of Seller shall have executed and delivered to Buyer a Support Agreement in the form attached hereto as Exhibit A and a Director Agreement in the form attached hereto as Exhibit D. Each of the directors, executive officers, and other persons who are “affiliates” under Rule 145 of the Securities Act of Seller shall have executed and delivered to Buyer an Affiliate Agreement in the form attached hereto as Exhibit B.
          (g) Notices of Dissent. Seller shall not have received timely notice from its shareholders of their intent to exercise their statutory right to dissent with respect to more than 10% of the outstanding shares of Seller Common Stock.
          (h) No Material Adverse Effect. There shall not have occurred any Seller Material Adverse Effect since the date of this Agreement.
          (i) Bank Director Resignations. Written resignations, effective as of the Effective Time, from all of the directors of the Bank shall have been delivered to Buyer.

8.3 Conditions to Obligations of Seller.
     The obligations of Seller to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seller pursuant to Section 10.6(b):
          (a) Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Buyer set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.
          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
          (c) Officers’ Certificate. Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to Buyer and in Sections 8.3(a), 8.3(b), 8.3(f), and 8.3(g) have been satisfied.
          (d) Secretary’s Certificate. Buyer Entities shall have delivered a certificate of the secretary of the Buyer Entities, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Buyer Entities executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of Buyer as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not more than twenty days prior to the Closing Date) of the Secretary of State of the State of South Carolina as to the good standing of the Buyer; (iii) a copy of the bylaws of Buyer as in effect from the date of this Agreement until the Closing Date and (iv) a copy of the consent of Buyer’s board of directors authorizing and approving the applicable matters contemplated hereunder.
          (e) Payment of Merger Consideration. Buyer shall pay the Merger Consideration as provided by this Agreement.
          (f) Consents and Approvals. Each Buyer Entity shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of Seller would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Seller would not, in its reasonable judgment, have entered into this Agreement.
          (g) No Material Adverse Effect. There shall not have occurred any Buyer Material Adverse Effect since the date of this Agreement.
ARTICLE 9
TERMINATION
9.1 Termination.
     Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Seller, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:
          (a) By mutual written agreement of Buyer and Seller; or
          (b) By either Party (provided, that the terminating Party is not then in breach of any representation, warranty, covenant, or other agreement contained in this Agreement, which breach would permit the other Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 8.2(a), 8.2(b), 8.3(a), or 8.3(b), as applicable) in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which cannot be cured and which breach is reasonably likely, in the opinion of the nonbreaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 8.2(a), 8.2(b), 8.3(a), or 8.3(b), as applicable; or
          (c) By either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) the shareholders of Seller fail to vote their approval of this Agreement at the Seller Shareholders’ Meeting; or
          (d) By either Party in the event that the Merger shall not have been consummated by June 30, 2008, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1; or
          (e) By Buyer (provided, that Buyer is not then in breach of any representation, warranty, covenant, or other agreement contained in this Agreement, which breach would permit Seller to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 8.3(a) or 8.3(b), as applicable) in the event that (i) the board of directors of Seller, shall have failed to reaffirm its approval of this Agreement and the Merger within five business days after Buyer’s written request for such reaffirmation of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger, or (ii) the board of directors of Seller shall have failed to include in the Proxy Statement/Prospectus its recommendation, without modification or qualification, that Seller shareholders approve the Merger or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the recommendation of such board of directors to Seller’s shareholders that they approve the Merger (it being understood and agree that any “stop-look-and-listen” communication to

Seller’s shareholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall not be deemed to constitute a withdrawal or modification of such recommendation), or (iii) the board of directors of Seller shall have affirmed, recommended, or authorized entering into any Acquisition Transaction other than the Merger or, within ten business days after commencement of any tender or exchange offer for any shares of Seller Common Stock, the board of directors of Seller shall have made any recommendation other than against acceptance of such tender or exchange offer by its shareholders; provided, however, that this Agreement may not be terminated by Buyer pursuant to this Section 9.1(e) if the Merger is approved by the requisite vote of the shareholders of the Seller; or
          (f) By Seller pursuant to Section 7.3(b) prior to the approval of this Agreement by the affirmative vote of the holders of the requisite number of the outstanding shares of Seller Common Stock entitled to vote thereon at the Seller Shareholders’ Meeting; provided that Seller shall have complied with the provisions of Section 7.3, including, without limitation, the notice provisions thereof.
9.2 Effect of Termination.
     In the event of the termination of this Agreement by either Buyer or Seller pursuant to Section 9.1, this Agreement shall have no further effect, except that (i) the provisions of Sections 7.6, 9.2, and 9.3 and ARTICLE 10 shall survive any such termination, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.
9.3 Termination Fee.
          (a) If Seller terminates this Agreement pursuant to Section 9.1(f) of this Agreement, then upon such termination Seller shall pay to Buyer the sum of $1,750,000 (the “Termination Fee”). The Termination Fee shall be paid to Buyer in same-day funds.
          (b) If Buyer terminates this Agreement pursuant to Section 9.1(e) of this Agreement and within 12 months after such termination Seller enters into an Acquisition Agreement, then upon the signing of such Acquisition Agreement, Seller shall pay to Buyer the Termination Fee in same-day funds; provided, however, that in such case the Termination Fee shall be reduced to $1,500,000.
          (c) If either Party terminates this Agreement pursuant to Section 9.1(d) of this Agreement and, after the date of this Agreement and prior to the time of such termination, an Acquisition Proposal has been made, then, upon the signing of an Acquisition Agreement with respect to such Acquisition Proposal, Seller shall pay to Buyer the Termination Fee described in Section 9.3(a) in same-day funds.
          (d) The Parties acknowledge that the agreements contained in this ARTICLE 9 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Seller fails to pay promptly any Termination Fee payable by it pursuant to this Section 9.3, then Seller shall pay to Buyer its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus 2% as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

9.4 Nonsurvival of Representations and Covenants.
     Except for ARTICLE 3, Sections 7.6(b), 7.9, and 7.12, this ARTICLE 9, and ARTICLE 10, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.
ARTICLE 10
MISCELLANEOUS
10.1 Definitions.
          (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
     “Acquisition Agreement” means a definitive agreement to effect an Acquisition Transaction.
     “Acquisition Proposal” means any proposal (whether communicated to Seller or publicly announced to Seller’s shareholders) by any Person (other than Buyer or any of its Affiliates) for an Acquisition Transaction involving Seller or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute 5% or more of the consolidated assets of Seller as reflected on Seller’s consolidated statement of condition prepared in accordance with GAAP.
     “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Seller by any Person or Group (other than Buyer or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Buyer or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Seller pursuant to which the shareholders of Seller immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 25% or more of the Assets of Seller; or (iii) any liquidation or dissolution of Seller.
     “Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.
     “Agreement” has the meaning as set forth in the introduction of the Agreement.
     “Allowance” has the meaning as set forth in Section 4.9(a) of the Agreement.
     “Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     “Bank” means The Scottish Bank, a North Carolina banking corporation and a wholly owned Subsidiary of Seller.
     “BHCA” has the meaning as set forth in Section 4.1 of the Agreement.
     “Buyer” has the meaning as set forth in the introduction of the Agreement.
     “Buyer Common Stock” means the common stock, par value $2.50 per share, of Buyer.
     “Buyer Disclosure Memorandum” means the written information entitled “Buyer Disclosure Memorandum” delivered with this Agreement to Seller describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.
     “Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries.
     “Buyer Exchange Act Reports” has the meaning as set forth in Section 5.3(a)of the Agreement.
     “Buyer Financial Statements” means (i) the consolidated balance sheets of Buyer as of June 30, 2007, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended June 30, 2007, and for each of the three fiscal years ended December 31, 2006, as filed by Buyer in Exchange Act Documents, and (ii) the consolidated balance sheets of Buyer (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to June 30, 2007.
     “Buyer Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i)the financial position, business or results of operations of Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of Buyer to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that with respect to the preceding clause (i), “Buyer Material Adverse Effect” shall not be deemed (with respect to each of the following clauses (A) through (D), only to the extent that the effect of a change on Buyer and its Subsidiaries taken as a whole it is not materially different than on comparable U.S. banking organizations) to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) changes in prevailing interest rates or other general economic conditions affecting U.S. banking organizations generally, (D) any effect, change, event, occurrence or circumstance relating to acts of terrorism, war, national or international calamity or any other similar event, (E) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior written Consent of Seller in contemplation of the transactions contemplated hereby, (F) the direct effects of negotiating, entering into and compliance with this Agreement on the operating performance of Buyer, or (G) the announcement or pendency of the transactions contemplated by this Agreement. Notwithstanding the foregoing, “Buyer Material Adverse Effect” shall not be deemed to include any change in the per-share price of Buyer’s Common Stock on or after the date of execution of this Agreement by Seller.
     “Buyer Subsidiaries” means the Subsidiaries, if any, of Buyer.

     “CERCLA” has the meaning as set forth under the definition of “Environmental Laws” in this Section 10.1(a) of the Agreement.
     “Cash Consideration” has the meaning as set forth in Section 3.1(a) of the Agreement.
     “Cash Election” has the meaning as set forth in Section 3.2(a) of the Agreement.
     “Cash Election Shares” has the meaning as set forth in Section 3.2(a) of the Agreement.
     “Certificates” has the meaning as set forth in Section 3.1(b) of the Agreement.
     “Closing” has the meaning as set forth in Section 1.2 of the Agreement.
     “Closing Date” means the date on which the Closing occurs.
     “Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.
     “Confidential Information” has the meaning as set forth in Section 7.6(b) of the Agreement.
     “Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.
     “Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.
     “Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.
     “Disclosing Party” has the meaning as set forth in Section 7.6(b)of the Agreement.
     “Disqualified Person” has the meaning as set forth in Section 4.15(e) of the Agreement.
     “Dissenter Shares” has the meaning as set forth in Section 3.1(a) of the Agreement.
     “DOL” means the United States Department of Labor.
     “Effective Time” has the meaning as set forth in Section 1.3 of the Agreement.
     “Election Deadline” has the meaning as set forth in Section 3.2(b)of the Agreement.
     “Election Form” has the meaning as set forth in Section 3.2(a)of the Agreement.
     “Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation,

bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.
     “Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vi) of this subparagraph; (viii) any amendments to the statutes, laws or ordinances listed in parts (i) — (vi) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) — (vii) of this subparagraph; and (x) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a Seller Entity would be treated as a single employer under Code Section 414 or would be deemed a single employer within the meaning of ERISA.
     “Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.
     “Exchange Act Documents” means all proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.
     “Exchange Agent” has the meaning as set forth in Section 3.2(a) of the Agreement.
     “Excluded Shares” has the meaning as set forth in Section 3.1(d)of the Agreement.
     “Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.
     “FDIC” means the Federal Deposit Insurance Corporation.
     “Federal Reserve” means the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond.
     “GAAP” means generally accepted accounting principles in the United States, consistently applied during the periods involved.
     “Governmental Authority” means any federal, state, local, or foreign court, board, body, commission, agency, authority, instrumentality, tribunal, or industry self-regulatory authority, including Regulatory Authorities and Taxing Authorities.
     “Group” has the meaning given to that term in Section 13(d) of the Exchange Act.
     “Hazardous Material” means any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs): (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.
     “Indemnified Party” has the meaning as set forth in Section 7.12(a) of the Agreement.
     “Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.
     “IRS” means the United States Internal Revenue Service.
     “Knowledge” as used with respect to Seller (including references to Seller being aware of a particular matter) means those facts that are known or should reasonably have been known to John B. Stedman, Jr. or Jan H. Hollar. As used with respect to Buyer (including references to Buyer being aware of a particular matter), “Knowledge” means those facts that are known or should reasonably have been known to Robert R. Hill, Jr. or John C. Pollok.
     “Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

     “Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
     “Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.
     “Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party or any of its Subsidiaries, their respective businesses, Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.
     “Mailing Date” has the meaning as set forth in Section 3.2(a)of the Agreement.
     “Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.
     “Merger” has the meaning as set forth in the Preamble of the Agreement.
     “Merger Consideration” has the meaning as set forth in Section 3.1(a)of the Agreement.
     “NCBCA” means the North Carolina Business Corporation Act.
     “Nonelection” has the meaning as set forth in Section 3.2(a) of the Agreement.
     “Nonelection Shares” has the meaning as set forth in Section 3.2(a)of the Agreement.
     “Non Disclosure Agreement” means the letter agreement dated June 21, 2007 between Buyer and Seller Financial Advisor with respect to the confidential information of Seller.
     “Off-Balance Sheet Arrangements” has the meaning as set forth in Section 4.6 of the Agreement.
     “Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.
     “Option Spread” has the meaning as set forth in Section 3.6(a) of the Agreement.

     “Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.
     “Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, means the owner or operator of such facility or property, but only with respect to such facility or property.
     “Party” means Seller or Buyer.
     “Party in Interest” has the meaning as set forth in Section 4.15(e)of the Agreement.
     “Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a default under would constitute a Buyer or Seller Material Adverse Effect, as the case may be.
     “Per-Share Consideration” has the meaning as set forth in Section 3.1(a)of the Agreement.
     “Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.
     “Premium Multiple” has the meaning as set forth in Section 7.12(b) of the Agreement.
     “Prohibited Transaction” has the meaning as set forth in Section 4.15(e)of the Agreement.
     “Proxy Statement/Prospectus” has the meaning as set forth in Section 7.1(a)of the Agreement.
     “RCRA” has the meaning as set forth under the definition of “Environmental Laws” in this Section 10.1(a) of the Agreement.
     “Receiving Party” has the meaning as set forth in Section 7.6(b) of the Agreement.
     “Regulatory Authorities” means, collectively, the SEC, the Nasdaq Stock Market, the NASD, the South Carolina State Board of Financial Institutions, the North Carolina Commissioner of Banks, the FDIC, the Department of Justice, and the Federal Reserve and all other federal, state, county, local or other Governmental Authorities having jurisdiction over a Party or its Subsidiaries.
     “Reportable Event” has the meaning as set forth in Section 4.15(g)of the Agreement.
     “Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.
     “Registration Statement” has the meaning as set forth in Section 7.1(a) of the Agreement.
     “Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.
     “SCBCA” means the South Carolina Business Corporation Act of 1988.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.
     “Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.
     “Seller” has the meaning as set forth in the introduction of the Agreement.
     “Seller Benefit Plan(s)” has the meaning as set forth in Section 4.15(a)of the Agreement.
     “Seller Common Stock” means the common stock, par value $0.01 per share, of Seller.
     “Seller Contracts” has the meaning as set forth in Section 4.16(a) of the Agreement.
     “Seller D&O Policy” has the meaning as set forth in Section 7.12(b) of the Agreement.
     “Seller Disclosure Memorandum” means the written information entitled “Seller Disclosure Memorandum” delivered with this Agreement to Buyer describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.
     “Seller Entities” means, collectively, Seller and all Seller Subsidiaries.
     “Seller ERISA Plan” has the meaning as set forth in Section 4.15(a)of the Agreement.
     “Seller Exchange Act Reports” has the meaning as set forth in Section 4.5(a)of the Agreement.
     “Seller Financial Advisor” means Keefe, Bruyette & Woods.
     “Seller Financial Statements” means (i) the consolidated balance sheets of Seller as of June 30, 2007, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended June 30, 2007, and for each of the three fiscal years ended December 31, 2006, as filed by Seller in the Seller Exchange Act Reports, and (ii) the consolidated balance sheets of Seller (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in the Seller Exchange Act Reports, as amended, filed with respect to periods ended subsequent to June 30, 2007.
     “Seller Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, business or results of operations of Seller and its Subsidiaries, taken as a whole, or (ii) the ability of Seller to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that with respect to the preceding clause (i), “Seller Material Adverse Effect” shall not be deemed (with respect to each of the following clauses (A) through (D), only to the extent that the effect of a change on Seller and its Subsidiaries taken as a whole it is not materially different than on comparable U.S. banking organizations) to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) changes in prevailing interest rates or other general economic conditions affecting U.S. banking organizations generally, (D)any effect, change, event, occurrence or circumstance relating to acts of terrorism, war, national or international calamity or any other similar event, (E) actions and omissions of Seller (or any of its Subsidiaries) taken with the prior written Consent of Buyer in contemplation of the transactions contemplated hereby, (F) the direct effects of negotiating, entering into and compliance with this Agreement on the operating performance of Seller, including specifically Seller’s costs and expenses associated therewith, including, but not limited to, accounting, financial advisor, and legal fees, or (G) the announcement or pendency of the transactions contemplated by this Agreement.
     “Seller Pension Plan” has the meaning as set forth in Section 4.15(a)of the Agreement.
     “Seller Options” has the meaning as set forth in Section 3.6(a) of the Agreement.
     “Seller Subsidiaries” means the Subsidiaries, if any, of Seller.
     “Seller Shareholders’ Meeting” means the meeting of Seller’s shareholders to be held pursuant to Section 7.2 of the Agreement, including any adjournment or adjournments thereof.
     “Shortfall Number” has the meaning as set forth in Section 3.2(c)(ii) of the Agreement.
     “Stock Consideration” has the meaning as set forth in Section 3.1(a)of the Agreement.
     “Stock Conversion Number” has the meaning as set forth in Section 3.2(a)of the Agreement.
     “Stock Election” has the meaning as set forth in Section 3.2(a)of the Agreement.
     “Stock Election Number” has the meaning as set forth in Section 3.2(a) of the Agreement.
     “Stock Election Shares” has the meaning as set forth in Section 3.2(a) of the Agreement.
     “Subsidiaries” means all those corporations, banks, associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.
     “Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of at least a majority of the outstanding equity interest in, or all or substantially all of the assets and liabilities of, Seller and (ii) with respect to which the Board of Directors of Seller (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (based on, among other things, the advice of its financial advisor) to be more favorable to Seller’s shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of Seller, after obtaining the advice of Seller’s financial advisor, the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal).
     “Support Agreements” has the meaning as set forth in Section 8.2(f) of the Agreement.
     “Surviving Corporation” means Buyer as the surviving corporation resulting from the Merger.
     “Takeover Laws” has the meaning as set forth in Section 4.21 of the Agreement.
     “Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.
     “Tax Return” means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.
     “Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.
     “Termination Fee” has the meaning as set forth in Section 9.3(a) of the Agreement.
     “Three-Day Period” has the meaning as set forth in Section 7.3(c) of the Agreement.
     “Trust” shall mean TSB Statutory Trust I, a statutory trust under Chapter 38 of Title 12 of the Delaware Code pursuant to a Declaration of Trust dated as of December 1, 2006 and a Certificate of Trust filed with the Secretary of State of the State of Delaware on December 1, 2006
     “WARN Act” has the meaning as set forth in Section 4.14(c)of the Agreement.
          (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example.
10.2 Expenses.
     Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

10.3 Brokers and Finders.
     Except for Seller Financial Advisor as to Seller and Sandler O’Neill + Partners as to Buyer, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Seller or by Buyer, each of Seller and Buyer, as the case may be, agrees to indemnify and hold the other Party harmless from any Liability in respect of any such claim. Seller has provided a copy of Seller Financial Advisor’s engagement letter and expected fee for its services as Section 10.3 of the Seller Disclosure Memorandum and shall pay all amounts due thereunder at Closing and prior to the Effective Time.
10.4 Entire Agreement.
     Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 7.12.
10.5 Amendments.
     To the extent permitted by Law, and subject to Section 1.4, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Seller Common Stock, there shall be made no amendment that reduces or modifies in any respect the consideration to be received by holders of Seller Common Stock.
10.6 Waivers.
          (a) Prior to or at the Effective Time, Buyer, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Seller, to waive or extend the time for the compliance or fulfillment by Seller of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.
          (b) Prior to or at the Effective Time, Seller, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Seller under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Seller.
          (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this

Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
10.7 Assignment.
     Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
10.8 Notices.
     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage prepaid, or by courier or overnight carrier, to the persons at the addresses set forth below:

Buyer:	SCBT Financial Corporation
520 Gervais Street
Columbia, South Carolina 29201
Facsimile Number: (803) 765-1966
Attention: Robert R. Hill, Jr.

Copy to Counsel:	McNair Law Firm, P.A.
1301 Gervais Street, 17th Floor
Columbia, South Carolina 29201
Facsimile Number: (803) 933-1443
Attention: John W. Currie

Seller:	TSB Financial Corporation
1057 Providence Road
Charlotte, North Carolina 28207
Facsimile Number: (704) 331-9695
Attention: John B. Stedman, Jr.

Copy to Counsel:	Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
Facsimile Number: (704) 373-3955
Attention: Stephen M. Lynch
All notices, requests, waivers and other communications shall be deemed to have been effectively given (a) when personally delivered to the Party to be notified, (b) when sent by confirmed facsimile to the Party to be notified at the number set forth above, (c) three business days after deposit in the United States mail postage prepaid by certified or registered mail with return receipt requested and addressed to the Party to be notified as set forth above or (d) one business day after deposit with a national overnight delivery service, postage prepaid, addressed to the Party to be notified as set forth above with next-business-day delivery guaranteed. A Party may change its notice address given above by giving the other Parties 10 days’ written notice of the new address.

10.9 Governing Law.
     Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of South Carolina.
10.10 Counterparts.
     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
10.11 Captions; Articles and Sections.
     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections mean and refer to the referenced Articles and Sections of this Agreement.
10.12 Interpretations.
     Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.
10.13 Enforcement of Agreement.
     The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
10.14 Severability.
     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
[signatures appear on next page]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officer as of the day and year first above written.

SCBT FINANCIAL CORPORATION (BUYER)
By:	/s/ Robert R. Hill, Jr.
Robert R. Hill, Jr.
President and Chief Executive Officer

TSB FINANCIAL CORPORATION (SELLER)
By:	/s/ John B. Stedman, Jr.
John B. Stedman, Jr.
President and Chief Executive Officer

EXHIBIT A
FORM OF SUPPORT AGREEMENT
August ___, 2007
SCBT Financial Corporation
520 Gervais Street
Columbia, South Carolina 29201
Ladies and Gentlemen:
     The undersigned is a director of TSB Financial Corporation, a North Carolina corporation (“Seller”), and the beneficial holder of shares of common stock of Seller (the “Seller Common Stock”).
     SCBT Financial Corporation, a South Carolina corporation (“Buyer”), and Seller are considering the execution of an Agreement and Plan of Merger (the “Agreement”) contemplating the acquisition of Seller through the merger of Seller with and into Buyer (the “Merger”). The consummation of the Merger pursuant to the Agreement by Buyer is subject to the execution and delivery of this letter agreement.
     In consideration of the substantial expenses that Buyer will incur in connection with the transactions contemplated by the Agreement and to induce Buyer to consummate the transactions contemplated by the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a shareholder of Seller, and not in his or her capacity as a director or officer of Seller, as follows:
     1. While this letter agreement is in effect the undersigned shall not, directly or indirectly, except with the prior approval of Buyer, which approval shall not be unreasonably withheld, (a) sell or otherwise dispose of or encumber (other than in connection with an ordinary bank loan) prior to the record date of the Seller Shareholders Meeting (as defined in the Agreement) any or all of his or her shares of Seller Common Stock, or (b) deposit any shares of Seller Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Seller Common Stock or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Merger and matters related thereto.
     2. While this letter agreement is in effect the undersigned shall vote all of the shares of Seller Common Stock for which the undersigned has sole voting authority, and shall use his or her best efforts to cause to be voted all of the shares of Seller Common Stock for which the undersigned has shared voting authority, in either case whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired: (a) for the approval of the Agreement and the Merger at the Seller Shareholders Meeting; and (b) against any Acquisition Proposal (as defined in the Agreement) (other than the Merger).
     3. The undersigned hereby waives any rights of appraisal, or rights to dissent from the Merger, that the undersigned may have.
     4. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Buyer shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

     5. The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of Seller and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director or officer of Seller.
     6. This letter agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time of the Merger or (b) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate.
     7. As of the date hereof, the undersigned has voting power (sole or shared) with respect to the number of shares of Seller Common Stock set forth below.
     IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

Print Name

Number of shares owned with sole voting
authority:

Number of shares owned with shared voting
authority:
Accepted and agreed to as of
the date first above written:
SCBT FINANCIAL CORPORATION

By: Robert R. Hill, Jr.
Its: President and Chief Executive Officer

EXHIBIT B
FORM OF AFFILIATE’S AGREEMENT
August ___, 2007
SCBT Financial Corporation
520 Gervais Street
Columbia, South Carolina 29201
Ladies and Gentlemen:
     I have been advised that I may be deemed to be, but do not admit that I am, an “affiliate” of TSB Financial Corporation, a North Carolina corporation (“Seller”), as that term is defined in Rule 144 and used in Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of August ___, 2007 (the “Merger Agreement”), by and between Seller and SCBT Financial Corporation, a South Carolina corporation (“Buyer”), Seller plans to merge with and into Buyer (the “Merger”).
     I further understand that as a result of the Merger, I may receive shares of common stock, par value $2.50 per share, of Buyer (“Buyer Common Stock”) in exchange for shares of common stock, par value $0.01 per share, of Seller (“Seller Common Stock”).
     I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Buyer Common Stock, to the extent I felt necessary, with my counsel or counsel for Seller.
     I represent, warrant, and covenant with and to Buyer that in the event I receive any shares of Buyer Common Stock as a result of the Merger:
     1. I shall not make any sale, transfer, or other disposition of such shares of Buyer Common Stock unless (i) such sale, transfer, or other disposition has been registered under the Securities Act, which is not anticipated, (ii) such sale, transfer, or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act, or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Buyer, or under a “no-action” letter obtained by me from the staff of the SEC, such sale, transfer, or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the Securities Act.
     2. I understand that, subject to the last paragraph of this letter, Buyer is under no obligation to register the sale, transfer, or other disposition of shares of Buyer Common Stock by me or on my behalf under the Securities Act or to take any other action necessary to make compliance with an exemption from such registration available.
     3. I understand that stop transfer instructions will be given to Buyer’s transfer agent with respect to shares of Buyer Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:
“The shares represented by this certificate were issued as a result of the merger of TSB Financial Corporation with and into SCBT Financial Corporation (“Buyer”), in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Buyer, a copy of which agreement is on file at the principal offices of Buyer.”
     4. I understand that, unless the transfer by me of the Buyer Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Buyer reserves the right, in its sole discretion, to place the following legend on the certificates for such shares, or any substitutions therefor, issued to my transferee:
“The shares represented by this certificate were acquired from [SHAREHOLDER] who, in turn, received such shares as a result of the merger of TSB Financial Corporation with and into SCBT Financial Corporation, in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”
     It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends (A) if I shall have delivered to Buyer (i) a copy of a “no action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Buyer, to the effect that such legend is not required for purposes of the Act, or (ii) evidence or representations reasonably satisfactory to Buyer that Buyer Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d) under the Securities Act or its successor, and (B) one year after the Effective Time of the Merger, or such shorter period specified in Rule 145(d)(2) under the Securities Act or its successor, if at such time I am not an affiliate of Buyer.
     I further understand and agree that the provisions of Rule 145 shall apply to all shares of Buyer Common Stock that my spouse, any relative of mine, or any relative of my spouse, any one of whom has the same home as me, receives as a result of the Merger.
     By acceptance hereof, Buyer agrees, for a period of two years after the Effective Time (as defined in the Agreement) that, so long as it is obligated to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, it will use commercially reasonable efforts to timely file such reports so that the public information requirements of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) are therefore available to me if I desire to transfer any Buyer Common Stock issued to me in the Merger.
          This letter agreement shall terminate automatically, without any further action of the parties, upon any termination of the Merger Agreement.

Very truly yours,
By:
Name:

Accepted this _____ day of                     , 2007.

SCBT FINANCIAL CORPORATION

By: Robert R. Hill, Jr.
Its: President and Chief Executive Officer

EXHIBIT C
FORM OF CLAIMS LETTER
                    , 2007
SCBT Financial Corporation
520 Gervais Street
Columbia, South Carolina 29201
Ladies and Gentlemen:
     This letter is delivered pursuant to the Agreement and Plan of Merger, dated as of August ___, 2007, by and between SCBT Financial Corporation, a South Carolina corporation, and TSB Financial Corporation, a North Carolina corporation (“Seller”).
     In my capacity as an officer and/or a director of Seller and/or its wholly owned subsidiary, The Scottish Bank, a North Carolina banking corporation (the “Bank”), and as of the date of this letter, I do not, to the best of my knowledge, have any claims, and I am not aware of any facts or circumstances that I believe are likely to give rise to any claim by me for indemnification under Seller’s or the Bank’s Articles of Incorporation or Bylaws as existing on the date hereof or as may be afforded by the laws of the State of North Carolina or otherwise.

Very truly yours,

Signature of Officer or Director

Name of Officer or Director

EXHIBIT D
FORM OF DIRECTOR AGREEMENT
DIRECTOR’S AGREEMENT
     THIS DIRECTOR’S AGREEMENT (the “Agreement”) is entered into as of                     , 2007 and shall become effective on the Effective Time of the Merger provided in the Merger Agreement (as defined below), between SCBT Financial Corporation, a South Carolina corporation (“Buyer”), and TSB Financial Corporation, a North Carolina corporation(“Seller”).
     WHEREAS, Buyer and Seller are parties to an Agreement and Plan of Merger dated as of                     , 2007, as the same may be amended or supplemented (the “Merger Agreement”);
     WHEREAS, the undersigned director of Seller (“Director”) is a director and shareholder of Seller and is receiving Merger Consideration pursuant to the terms and conditions of the Merger Agreement; and
     WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer to enter into the Merger Agreement, Director will enter into and perform this Agreement.
     IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
     1. Certain Definitions.
          (a) “Affiliated Company” means any company or entity controlled by, controlling or under common control with Buyer or Seller.
          (b) “Confidential Information” means all information regarding Seller, Buyer and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed (whether as employees or independent contractors) by Seller, Buyer or their respective Affiliated Companies, that is not generally disclosed publicly to persons not employed by Seller, Buyer or their respective Affiliated Companies (except to their regulatory authorities and pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons), and that is the subject of reasonable efforts to keep it confidential, and/or where such information is subject to limitations on disclosure or use by applicable Laws. “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Seller, Buyer or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of product and services, strategy, tactics and financial affairs of Seller, Buyer or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any other federal, state or local Law. “Confidential Information” shall not include information that (a) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Seller or Buyer or their respective Affiliated Companies or any duty owed to any of them; (b) was rightfully in the possession of a person or entity prior to receipt of such

Confidential Information, directly or indirectly, from the Director; or (c) is independently developed by a person or entity without reference to or use of Confidential Information. The Director acknowledges and agrees that the trading in Buyer or Seller securities using Confidential Information or nonpublic information may violate federal and state securities laws.
          (c) Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.
     2. Nondisclosure of Confidential Information.
          (a) Nondisclosure of Confidential Information. For a period of one (1) year after the Effective Time of the Merger, except as required by law, Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. If required to disclose such information by law, the Director shall use reasonable efforts to protect and preserve the confidentiality of such information.
          (b) Enforceability of Covenants. Director, Buyer, and Seller agree that Director’s obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Seller and Buyer to perform their obligations under any provision of this Agreement or other agreements with Director shall not constitute a defense to, or waiver of the enforceability of these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Seller, Buyer or any Affiliated Company under federal, state or local law.
     3. Nonrecruitment and Nonsolicitation Covenants.
          (a) Nonrecruitment of Employees. Director hereby agrees that, for one(1) year following the Effective Time, Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of the Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit for employment or encourage to leave employment with Buyer or any of its Affiliated Companies, on his own behalf or on behalf of any other Person other than Buyer or any of its Affiliated Companies, any Person who worked for Seller or any Seller Affiliated Company during Director’s services as a director of Seller or any Seller Affiliated Company and who performed services for Seller, Buyer or any Affiliated Company customers and who has not thereafter ceased to be employed by Seller, Buyer or any of their Affiliated Companies for a period of not less than one year.
          (b) Nonsolicitation of Customers. Director hereby agrees that, for one (1) year following the Effective Time, Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself or of anyone other than Buyer or any Affiliated Company, solicit or attempt to solicit for the purpose of providing any Business Activities (as defined in Section 3(c)) any customer of Buyer or any Buyer Affiliated Company who was a customer of Seller or any Seller Affiliated Company whom Director actively solicited or with whom Director worked, or otherwise had material contact, in the course of Director’s service as a director of Seller or any Seller Affiliated Company.
          (c) Noncompetition. Director hereby agrees that, for one (1) year following the Effective Time, Director shall not, without the prior written consent of Buyer’s Chief Executive Officer,

which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, shall not prepare or apply to commence, engage or participate in, Business Activities with, for or on behalf of any new financial institution as a director, consultant, officer, employee, agent or shareholder of, or on behalf of any other Person, business or enterprise that competes in the Restricted Area with the Buyer with respect to Business Activities. For purposes of this Section 3(c), “Business Activities” shall be any business activities conducted by Buyer, Seller or any of their Affiliated Companies, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit. For purposes of this Section 3(c), the “Restricted Area” shall be Mecklenburg County, North Carolina. Nothing in this Section 3(c) shall prohibit Director from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any corporation which may compete directly or indirectly with Seller, Buyer or any of their Affiliated Companies or preclude Director from continuing any Business Activities conducted as of the date hereof.
          (d) Enforceability of Covenants. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Buyer and their Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller that are derived from the acquisition of Seller by Buyer. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceedings, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his position as a director of Seller involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and Buyer agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Buyer agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to the Buyer and its Affiliated Companies and that Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in South Carolina without the necessity of posting any bond or security (all of which are waived by the Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.
     4. Successors.
          (a) This Agreement is personal to Director is not assignable by Director, and none of Director’s duties hereunder may be delegated.
          (b) This Agreement may be assigned by, and shall be binding upon and inure to the benefit of the Buyer and any of its Affiliated Companies and their successors and assigns.

     5. Miscellaneous.
          (a) Waiver. Failure of a party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.
          (b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.
          (c) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina.
          (d) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Buyer:	SCBT Financial Corporation
520 Gervais Street
Columbia, South Carolina 29201
Attention: Robert R. Hill, Jr.

To Director:

     A party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.
          (e) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.
          (f) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Buyer and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.
          (g) Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.
[Signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

SCBT FINANCIAL CORPORATION

By:
Name:
Title

DIRECTOR: